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                                 EXHIBIT (23)(A)

                         CONSENT OF INDEPENDENT AUDITORS










     We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 33-29234) pertaining to the Sundstrand Corporation Employee Savings Plan, Post-Effective Amendment No. 2 to the Registration Statement (Form S-8 No. 33-29235) pertaining to the Sundstrand Corporation Rockford Factory Employee Savings Plan, and the Registration Statement (Form S-8 No. 33-53228) pertaining to the Sundstrand Corporation Personal Investment Plan of Sundstrand Corporation of our report dated January 27, 1994, with respect to the consolidated financial statements and schedules of Sundstrand Corporation included and incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1993.



                                                 /s/ ERNST & YOUNG


Chicago, Illinois
March 2, 1994